EXHIBIT 99.1

Codorus Valley Bancorp, Inc.
Reports an Increase in Annual Earnings
for the Year 2012

FOR IMMEDIATE RELEASE ― York, Pennsylvania (January 14, 2013) ― Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,391,000 or $0.54 per share basic, $0.53 per share diluted, for the quarter ended December 31, 2012, compared to the $2,423,000 or $0.55 per share, basic and diluted, for the quarter ended December 31, 2011. The $32,000 or 1 percent decrease in the fourth quarter earnings for 2012, compared to the fourth quarter of 2011, was the result of increases in total noninterest expense and provision for loan losses, which more than offset an increase in net interest income and a decrease in preferred stock dividends. Explanations for these increases and decreases are similar to those provided for in the annual earnings comparison that follows, with the exception of the provision for loan losses, which can vary significantly from quarter to quarter depending upon the amount and timing of loan impairments.

For the full year 2012, net income available to common shareholders was $9,010,000 or $2.03 per share basic, $2.00 per share diluted, compared to $5,319,000 or $1.22 per share basic, $1.21 per share diluted. Per share amounts, for all periods, were adjusted for the 5 percent common stock dividend that was declared by the Board of Directors on October 9, 2012 and paid December 11, 2012.

The $3,691,000 or 69 percent increase in earnings for the year 2012, compared to the year 2011, was primarily the result of increases in net interest income and noninterest income and decreases in the provision for loan losses and preferred stock dividends and discount accretion, which more than offset increases in noninterest expense and provision for income taxes.

The $2,933,000 or 9 percent increase in net interest income resulted from an increase in the average volume of earning assets, principally commercial loans, and a decrease in funding costs. The decrease in funding costs primarily resulted from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates.

The $832,000 or 11 percent increase in noninterest income was primarily the result of a $550,000 or 71 percent increase in gains from the sale of loans held for sale (i.e., residential mortgage loans). Market interest rates decreased to record low levels during the year 2012, leading to an increase in residential mortgage loan refinancings. A $302,000 or 29 percent increase in gains from the sale of investment securities also contributed to the increase in total noninterest income. U.S. agency mortgage-backed securities (MBS) were selectively sold at a gain to remove relatively low yielding instruments that were prepaying principal faster than anticipated and small odd-lot securities from the MBS portfolio.

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The $3,185,000 or 65 percent decrease in the provision for loan losses for the year 2012 reflected improved credit quality and a decrease in loan impairment charges compared to the year 2011.

The $1,076,000 or 74 percent decrease in preferred stock dividends and discount accretion reflected a decrease in the dividend rate and the redemption of preferred stock under the U.S. Treasury’s Capital Purchase Program in the third quarter of the prior year.

Noninterest expense increased $2,849,000 or 11 percent for the year 2012, compared to the year 2011, due primarily to increases in personnel expenses and foreclosed real estate costs. The $1,564,000 or 11 percent increase in personnel costs was due to normal business growth, which included the impact of franchise expansion in September 2011, and the recognition of annual performance incentives. The $1,129,000 or 66 percent increase in foreclosed real estate costs reflected increased provisioning for impairment losses, including a $1,027,000 provision relating to a foreclosed property, as previously reported on Form-8-K filed on August 30, 2012.

The provision for income taxes increased $1,486,000 or 92 percent for the year 2012, compared to the year 2011, as a result of the 49 percent increase in income before income taxes.

On December 31, 2012, total assets were approximately $1,060,000,000, representing a $48,000,000 or 5 percent increase above December 31, 2011. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

President and CEO Larry J. Miller commented, “We were pleased with the company’s financial performance for the year 2012, which enabled us to pay cash dividends totaling $.382 per common share, an increase of $0.048 or 14 percent per share, distribute a 5 percent common stock dividend and improve the price of the company’s stock from the prior year-end. “

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. Application has been filed with appropriate regulatory authorities to establish a financial center at 3160 Carlisle Road, Dover, Pennsylvania. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

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Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest income	$11,819	$11,503	$46,512	$45,411
Interest expense	2,519	2,958	10,527	12,359
Net interest income	9,300	8,545	35,985	33,052
Provision for loan losses	600	150	1,750	4,935
Noninterest income	2,156	2,070	8,190	7,358
Noninterest expense	7,512	6,792	29,928	27,079
Income before income taxes	3,344	3,673	12,497	8,396
Provision for income taxes	890	938	3,103	1,617
Net income	2,454	2,735	9,394	6,779
Preferred stock dividends and discount accretion	63	312	384	1,460
Net income available to common shareholders	$2,391	$2,423	$9,010	$5,319
Basic earnings per common share	$0.54	$0.55	$2.03	$1.22
Diluted earnings per common share	$0.53	$0.55	$2.00	$1.21

Condensed Consolidated Statements of Financial Condition (Unaudited) (in thousands of dollars)

	December 31,	December 31,
	2012	2011
Cash and short term investments	$49,757	$32,195
Investment securities	236,925	237,496
Loans	740,225	696,384
Allowance for loan losses	(9,302)	(8,702)
Net loans	730,923	687,682
Premises and equipment, net	11,493	10,861
Other assets	30,639	43,898
Total assets	$1,059,737	$1,012,132

Deposits	$901,307	$854,399
Borrowed funds	50,171	56,885
Other liabilities	6,928	7,606
Shareholders’ equity	101,331	93,242
Total liabilities and shareholders’ equity	$1,059,737	$1,012,132

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Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2012	2012	2012	2012	2011	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2012	2011
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$2,391	$1,809	$2,708	$2,102	$2,423	$9,010	$5,319
Basic earnings per common share	$0.54	$0.41	$0.61	$0.48	$0.55	$2.03	$1.22
Diluted earnings per common share	$0.53	$0.40	$0.60	$0.47	$0.55	$2.00	$1.21
Cash dividends paid per common share	$0.105	$0.105	$0.086	$0.086	$0.086	$0.382	$0.334
Book value per common share	$17.03	$16.90	$16.45	$15.89	$15.46	$17.03	$15.46
Tangible book value per common share	$17.03	$16.86	$16.41	$15.84	$15.42	$17.03	$15.42
Average common shares outstanding	4,468	4,449	4,432	4,417	4,388	4,441	4,366
Average diluted common shares outstanding	4,541	4,522	4,495	4,443	4,397	4,502	4,394

Performance Ratios (%)
Return on average assets (4)	0.93	0.71	1.07	0.91	1.08	0.90	0.69
Return on average equity (4)	9.69	7.50	11.43	9.61	11.88	9.55	8.04
Return on average realized equity (1)(4)	10.35	8.04	12.23	10.31	12.64	10.22	8.46
Net interest margin (2)	3.82	3.70	3.88	3.85	3.71	3.81	3.73
Efficiency ratio (3)	63.03	72.48	60.88	66.40	62.17	65.65	64.20
Net overhead ratio (6)(4)	2.02	2.38	1.95	2.17	1.92	2.13	2.02

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.05	0.31	0.25	0.04	0.04	0.16	0.58
Allowance for loan losses to total loans (5)	1.26	1.20	1.23	1.26	1.25	1.26	1.25
Nonperforming assets to total loans and foreclosed real estate	1.64	2.14	3.28	3.90	3.94	1.64	3.94

Capital Ratios (%)
Average equity to average assets	9.55	9.44	9.38	9.42	9.07	9.45	8.56
Tier 1 leverage capital ratio	10.02	9.83	9.87	9.86	9.62	10.02	9.62
Tier 1 risk-based capital ratio	13.59	13.41	13.61	13.34	13.35	13.59	13.35
Total risk-based capital ratio	14.79	14.55	14.77	14.54	14.55	14.79	14.55

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	per share amounts and shares outstanding were adjusted for the common stock dividend paid December 11, 2012

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